EXHIBIT 99.1

HEICO Corporation Reports Record Net Sales and Net Income for the First Quarter of Fiscal 2013; Full Year Sales and Net Income Growth Estimates Raised

HOLLYWOOD, Fla. and MIAMI, Feb. 20, 2013 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 4% to $20.0 million, or 37 cents per diluted share, for the first quarter of fiscal 2013, up from $19.2 million, or 36 cents per diluted share, for the first quarter of fiscal 2012.  First quarter fiscal 2013 net income includes a 2 cents per diluted share benefit from the retroactive extension of the R&D income tax credit.

Operating income was $34.9 million in the first quarter of fiscal 2013 compared to $37.6 million in the first quarter of fiscal 2012.  Our consolidated operating margin was 16.1% in the first quarter of fiscal 2013 compared to 17.7% in the first quarter of fiscal 2012.

Net sales increased 2% to $216.5 million in the first quarter of fiscal 2013, up from $212.7 million in the first quarter of fiscal 2012.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's first quarter consolidated results stating, "Despite a challenging global business environment, our segments performed in line with budgeted expectations and are positioned to take advantage of the anticipated growth in the markets we serve during the second half of fiscal 2013.  Consistent with our management's philosophy of investing in future growth, we increased spending on new product development during the first quarter of fiscal 2013 by approximately 13% over the first quarter of fiscal 2012.

Cash flow provided by operating activities increased $15.5 million to $13.3 million for the first quarter of fiscal 2013 as compared to a negative $2.3 million position in the first quarter of fiscal 2012.  We continue to expect strong cash flow provided by operating activities totaling approximately $140 million for fiscal 2013. Capital expenditures were $4.5 million in the first quarter of fiscal 2013 compared to $3.8 million in the first quarter of fiscal 2012.  Additionally, we continue to plan for approximately $18 - $20 million in capital expenditures during fiscal 2013.

Our net debt to shareholders' equity ratio was 37.3% as of January 31, 2013, with net debt (total debt less cash and cash equivalents) of $235.8 million principally incurred to fund certain fiscal 2012 acquisitions and the payment of a one-time special and extraordinary cash dividend totaling $116.6 million in December 2012.  We have no significant debt maturities until fiscal 2018.

As expected, global economic uncertainty and domestic governmental spending reductions were principal contributing factors to the nominal sales growth and lower operating income reported in the first quarter of fiscal 2013.  As we look ahead for the remainder of fiscal 2013, we remain optimistic in the consensus outlook for the commercial airline industry and expect to see growth in airline capacity and maintenance spending in the back half of fiscal 2013.  Additionally, we expect improving demand for certain products of our Electronic Technologies Group in the space, aerospace and medical industries.

Based on current economic visibility, we are increasing our estimates of full year fiscal 2013 year-over-year growth in net sales to 6% - 8% and growth in net income to 9% - 11%, up from our prior growth estimates of 5% - 7% in both net sales and net income.  Additionally, we continue to estimate consolidated operating margins to approximate 18% for the full fiscal 2013 year.  Approximately seventy five percent of this growth is expected to be organic which would represent organic growth of approximately 7% for the balance of fiscal year 2013.  HEICO remains committed to acquiring profitable businesses at fair prices, and we are actively pursuing opportunities within both our segments.  These estimates do not include the impact of any potential 2013 acquisitions."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's first quarter results stating, "Our Flight Support Group performed in line with management expectations and is positioned to take advantage of improving market conditions.  Operating results for the first quarter of fiscal 2012 were a challenging comparable period to the first quarter of fiscal 2013 because the first quarter of fiscal 2012 was highlighted by 10% organic sales growth, an increase of 25% in operating income and a 1.5% improvement in operating margin.

The Flight Support Group's net sales improved slightly to $139.0 million for the first quarter of fiscal 2013 compared to $138.9 million for the first quarter of fiscal 2012.  This increase reflects additional net sales of $3.6 million from fiscal 2012 acquisitions partially offset by an aggregate decrease of $1.9 million within our aftermarket replacement parts and repair and overhaul services product lines and a decrease of $1.6 million within our specialty product lines.  Consistent with previous guidance, domestic economic uncertainty contributed to the demand decline for certain products within our aftermarket replacement parts and repair and overhaul services product lines during the first quarter of fiscal 2013.  Furthermore, the decrease in net sales within our specialty product lines primarily reflects the impacts of production delays at certain customers.  Based on our current economic visibility, we anticipate improving demand and moderate organic growth within the Flight Support Group principally during the second half of fiscal 2013.

The Flight Support Group's operating income was $24.2 million for the first quarter of fiscal 2013 compared to $25.5 million for the first quarter of fiscal 2012.  The operating margin of the Flight Support Group was 17.4% for the first quarter of fiscal 2013, down from 18.4% for the first quarter of fiscal 2012.  The decrease in both operating income and operating margin for the first quarter of fiscal 2013 principally reflects a combination of a less favorable product mix and the previously mentioned lower sales within our specialty product lines.

We currently estimate growth in full year net sales consistent with the aforementioned consolidated HEICO estimates and full year Flight Support Group operating margins that approximate those in fiscal 2012."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's first quarter results stating, "Despite challenging macro-economic conditions, our businesses delivered net sales growth of 6% and invested over $4.3 million in new product development, an increase of 31% in new product development spending over the first quarter of fiscal 2012.

The Electronic Technologies Group's net sales increased 6% for the first quarter of fiscal 2013 to $78.8 million, up from $74.5 million for the first quarter of fiscal 2012.  The increase in net sales for the first quarter of fiscal 2013 principally reflects additional net sales of $4.2 million contributed by the fiscal 2012 acquisitions.  Further, the net sales increase reflects greater demand for certain space products resulting in a $4.4 million net sales increase from this product line partially offset by a $2.3 million and $1.7 million net sales decline from defense and industrial products, respectively.  Ongoing economic uncertainty coupled with weaker market conditions for defense related products due to the threat of United States defense spending reductions contributed to lower sales of certain Electronic Technologies Group products during the first quarter of fiscal 2013.  Despite the uncertainty about government budget reductions, we anticipate improving demand and moderate organic growth within the Electronic Technologies Group principally during the second half of fiscal 2013.

The Electronic Technologies Group's operating income was $15.5 million for the first quarter of fiscal 2013 compared to $16.2 million for the first quarter of fiscal 2012.  The decrease in operating income principally reflects a less favorable product mix of certain higher margin products in the first quarter of fiscal 2013, more new product research and development expenses and increased intangible asset amortization expense from our fiscal 2012 acquisitions.

The Electronic Technologies Group's operating margin was 19.7% for the first quarter of fiscal 2013 compared to 21.8% for the first quarter of fiscal 2012.  The decrease in operating margin principally reflects the previously mentioned unfavorable product mix, increase in new product research and development expenses and higher amortization expense.

We also currently estimate growth in full year net sales consistent with the consolidated HEICO and Flight Support Group estimates, and full year Electronic Technologies Group operating margins that approximate those in fiscal 2012."

(NOTE: HEICO has two classes of common stock traded on the NYSE.  Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

There are currently approximately 31.6 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 21.4 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Thursday, February 21, 2013 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results.  Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 11128596.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 11128596.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; and HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended January 31,
	2013		2012
Net sales	$216,490		$212,655
Cost of sales	138,901		134,407
Selling, general and administrative expenses	42,650		40,616
Operating income	34,939		37,632
Interest expense	(640)		(610)
Other income	285		144
Income before income taxes and noncontrolling interests	34,584		37,166
Income tax expense	9,600		12,700
Net income from consolidated operations	24,984		24,466
Less: Net income attributable to noncontrolling interests	5,026		5,281
Net income attributable to HEICO	$19,958	(a)	$19,185

Net income per share attributable to HEICO shareholders: (b)
Basic	$.38	(a)	$.36
Diluted	$.37	(a)	$.36

Weighted average number of common shares outstanding: (b)
Basic	52,951		52,611
Diluted	53,439		53,285

	Three Months Ended January 31,
	2013		2012
Operating segment information: -
Net sales:
Flight Support Group	$138,998		$138,867
Electronic Technologies Group	78,841		74,471
Intersegment sales	(1,349)		(683)
	$216,490		$212,655

Operating income:
Flight Support Group	$24,245		$25,507
Electronic Technologies Group	15,546		16,205
Other, primarily corporate	(4,852)		(4,080)
	$34,939		$37,632
HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)	In January 2013, Section 41 of the Internal Revenue Code, "Credit for Increasing Research Activities," was retroactively extended to cover a two year period from January 1, 2012 to December 31, 2013. As a result, an income tax credit for qualified research and development activities for the last ten months of fiscal 2012 was recognized by the Company in the first quarter of fiscal 2013. The tax credit, net of expenses, increased net income attributable to HEICO by approximately $1.0 million, or $.02 per basic and diluted share, for the three months ended January 31, 2013.

(b)	All fiscal 2012 share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2012.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	January 31, 2013	October 31, 2012
Cash and cash equivalents	$19,089	$21,451
Accounts receivable, net	110,258	122,214
Inventories, net	195,089	189,704
Prepaid expenses and other current assets	35,259	34,542
Total current assets	359,695	367,911
Property, plant and equipment, net	81,800	80,518
Goodwill	543,932	542,114
Intangible assets, net	150,786	154,324
Other assets	56,308	47,979
Total assets	$1,192,521	$1,192,846

Current maturities of long-term debt	$657	$626
Other current liabilities	101,917	130,888
Total current liabilities	102,574	131,514
Long-term debt, net of current maturities	254,224	131,194
Deferred income taxes	89,863	90,436
Other long-term liabilities	62,098	52,777
Total liabilities	508,759	405,921
Redeemable noncontrolling interests	51,218	67,166
Shareholders' equity	632,544	719,759
Total liabilities and equity	$1,192,521	$1,192,846

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)
	Three Months Ended January 31,
	2013	2012
Operating Activities:
Net income from consolidated operations	$24,984	$24,466
Depreciation and amortization	8,140	6,975
Tax benefit from stock option exercises	5,170	13,026
Excess tax benefit from stock option exercises	(5,105)	(11,983)
Stock option compensation expense	1,094	942
Deferred income tax provision	803	851
Decrease in value of contingent consideration	(159)	—
Decrease in accounts receivable	12,142	4,189
Increase in inventories	(4,960)	(5,885)
Increase in prepaid expenses and other current assets	(2,456)	(7,666)
Decrease in current liabilities	(27,113)	(27,263)
Other	743	98
Net cash provided by (used in) operating activities	13,283	(2,250)

Investing Activities:
Acquisitions, net of cash acquired	(1,242)	(142,328)
Capital expenditures	(4,466)	(3,788)
Other	(3)	(107)
Net cash used in investing activities	(5,711)	(146,223)

Financing Activities:
Borrowings on revolving credit facility, net	123,000	151,000
Cash dividends paid	(116,645)	(2,526)
Acquisitions of noncontrolling interests	(16,610)	—
Excess tax benefit from stock option exercises	5,105	11,983
Distributions to noncontrolling interests	(2,310)	(3,006)
Redemptions of common stock related to stock option exercises	(2,364)	—
Revolving credit facility issuance costs	(570)	(3,028)
Proceeds from stock option exercises	286	79
Other	(152)	(93)
Net cash (used in) provided by financing activities	(10,260)	154,409

Effect of exchange rate changes on cash	326	(345)

Net (decrease) increase in cash and cash equivalents	(2,362)	5,591
Cash and cash equivalents at beginning of year	21,451	17,500
Cash and cash equivalents at end of period	$19,089	$23,091

CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570